Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Hana Biosciences, Inc. on Form S-8 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 20, 2005 on our audits of the financial statements of the Company as of December 31, 2003 and 2004, and for the years then ended, and for the period from December 6, 2002 (date of inception) to December 31, 2004, which report is included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

/s/ J.H. Cohn LLP

San Diego, California
July 22, 2005